Exhibit 10.5

MINING CONVENTION

Between

THE REPUBLIC OF CAMEROON

And

GEOVIC CAMEROON, S.A.

P.O. Box 5839 DOUALA, CAMEROON

THIS MINING CONVENTION IS CONCLUDED BETWEEN,

On the one hand,

The Government of the Republic of Cameroon, hereinafter referred to as the State, represented by the Minister in charge of mines and geology,

AND, on the other hand,

—	GEOVIC Cameroon S.A., P.O Box 5839 Douala, Cameroon, a company incorporated in Cameroon, hereinafter referred to as “GEOVIC”, represented by its President,

     Both of the above referred to as “the Parties”.

PREAMBLE

     Acting within the framework of the Mining Code and subsequent instruments as well as the Investments Code in force in Cameroon at the date of signature of this Convention,

     Considering the importance of the mining sector in the economic and social development of Cameroon,

     Considering the economic liberalisation option of the State,

     Considering that the Government of Cameroon in its mineral resource development programme, financed the inventory of mining shows, leading to the discovery of nickel and cobalt deposits in the south-eastern part of the country,

     Considering that GEOVIC Cameroon S.A. has discovered more extensive deposits of nickel and cobalt as part of its exploration operations,

     Considering that GEOVIC Ltd, which participates in the share capital of GEOVIC Cameroon S.A., has developed an appropriate processing method whereby the nickel and cobalt deposits that had hitherto been unprofitable can be converted into mineral deposits likely to be exploited,

     Considering the technical and financial capacities of GEOVIC Ltd, the main shareholder of GEOVIC Cameroon S.A. and its wish to carry out through the latter mining operations within the boundaries of exploration permit No. 67, the subject of Decree No. 99/14/PR of 27 January 1999,

     It has been drawn up and agreed as follows:

PART I: GENERAL PROVISIONS

ARTICLE 1: PURPOSE

     This Convention, supplemented by its Annexes which are part and parcel thereof, lays down the reciprocal rights and obligations of the Parties. It defines the general, legal, financial, tax, economic, administrative, customs, social, land and environmental conditions under which GEOVIC or any other person to whom GEOVIC may transfer all or part of the rights and obligations granted to it under this Convention, shall undertake the mining of cobalt, nickel and their associated substances whose exploitation area is outlined in the above-mentioned exploration permit.

     Furthermore, the Convention shall cover installations and infrastructures required by GEOVIC to pursue its activities, as well as all operations regarding the mining, processing, loading, transportation, storage, and delivery for sale of minerals and metals.

ARTICLE 2: DEFINITIONS

     References in parentheses refer to definitions of the same terms in the French version of this Convention.

1. (33) Ad Valorem Tax: shall mean the tax levied in proportion to the value of saleable products extracted, as defined by law.

2.  (2) Affiliate: shall mean a Person controlling, controlled by, or under the same control as a Shareholder. For the purpose of this definition, “control” shall mean direct or indirect ownership of fifty percent (50%) or more of the voting rights of the controlled Person.

3.  (3) Agent: Any public or private natural person or corporate body called upon to execute on behalf of either party missions defined within the framework of this Convention

4.  (5) Allotment Leaseholds: shall mean the rights granted to GEOVIC, according to procedures defined in Annex IV

5.  (20) Ancillary Facilities: shall mean facilities, even temporary facilities, situated in or out of the mining site including in particular living quarters, power stations, landing strips, landing pads, support facilities, hospitals, stores, sawmills, and quarries that are owned by GEOVIC and are likely to contribute to the smooth operation of a Plant, a Plant Site or a Mining Site.

6.  (29) Ancillary Facilities Site: shall mean a site containing Ancillary Facilities, which site may either be part of, or situated near, a Plant Site or Mining Site.

7 (4) Annex: shall mean the following annexes:

Annex I Environmental impact study and management plan, Annex II Feasibility study, Annex III Exclusive Mining Zones, Annex IVAllotment Leasehold.

8.  (32) Associated substances: shall mean substances associated with nickel and cobalt resulting from mining operations, pursuant to this Convention.

9.  (19) CFA Franc: shall mean the legal currency of the Republic of Cameroon.

10.  (9) Commencement of Operations: shall mean the date on which the first commercial shipment of Product leaves the production site.

11.(17) Commercial Operations: shall mean mining operations producing commercial shipments of Product.

12.  (7) Contractors: shall mean Persons, including Shareholders and Affiliates, but excluding Lenders, who, within the scope of a contract signed with GEOVIC, supply services or tangible or intangible property relating to the activities undertaken under this Convention.

13.  (8) Convention: shall mean this Mining Convention and its Annexes plus any renewal, extension, substitution or amendment of this Convention as mutually agreed upon by the Parties.

14.(11) Dollar: shall mean the legal currency of the United States of America.

15.(10) Effective Date: shall mean the date of signature of the Convention by the parties.

16.(14) Environmental impact Study and management plan: shall mean the impact study and environmental management plan for the project, carried out in accordance with the legislation and regulations in force.

17.(38) Exclusive Mining Exploitation Zone: shall designate those areas identified at Annex III that have been exclusively reserved for mining activity.

18 (15) Fiscal Year: shall mean the period of twelve (12) months running from January 1 to December 31 of the same calendar year.

19.(25) Installation phase: shall mean all activities between the date the Mining Permit was granted and the Commencement of Operations.

20(34) Lands: shall mean parcels of land needed for the Mining Sites, the Ancillary Facilities Sites, the social facilities, the Plant Sites and other facilities indicated below. --

21(27) Lender: shall mean the Person or Persons participating in the financing or refinancing of GEOVIC’s exploration and/or mining activities, excluding contributions to GEOVIC’s share capital, including any guarantor or credit insurer of the loans required for such financing or refinancing, and any assignee, representative, trustee or Affiliate of such Persons.

22 (22) Minerals: shall mean nickel, cobalt and associated substances.

23(6) Mining Code: shall mean Law No. 1 of 16 April 2001 on the Mining Code.

24 (18) Mining operations: shall mean mining, processing, conveyance, storage, sale of minerals.

25 (28). Mining Site: shall mean areas where ore or ore minerals are extracted from the ground and any other contingent land necessary to accomplish this function.

26 (36). Mining Title: shall mean the exploration permit and the mining permit, in accordance with the Mining Code in force.

27 (12) National Land: shall mean the national land as defined in the land tenure law of Cameroon.

28(26) Operational Phase: shall mean the period after the Commencement of Operations.

29 (23) Party: shall mean, individually, the Republic of Cameroon or GEOVIC, its successors or assignees.

30(24) Person: shall mean any natural person and any private or public body corporate.

31(37) Plant: shall mean any chemical or metallurgical separation or processing facility.

32.(30) Plant Site: shall mean any area containing a Plant.

33(21) Product: shall refer to the concentrate or intermediate product resulting from the minerals extracted at the mining site.

34(1) Shareholder: shall mean any Person who holds one or more shares in GEOVIC, to the exclusion of any Person who only holds a qualifying share, or who holds obligations or debt convertible into GEOVIC shares.

35(16) Shipper: shall mean any Person who causes Minerals or Product to be transported using the Cameroon transportation infrastructure.

36(31) Subcontractor: shall mean a Person including Shareholders and Affiliates, but excluding a Lender, who, by virtue of a contract entered into with a Contractor or with another Subcontractor, of an annual value in excess of fifty thousand Dollars ($50,000), undertakes works, supplies goods or services relating to activities undertaken pursuant to this Convention.

37(13) Substituted Entity: shall mean any Person that is substituted for GEOVIC in its rights and obligations pursuant to this Convention. A Substituted Entity shall be designated and controlled by the Lender, pursuant to its agreements with GEOVIC.

38(35) Third Party Beneficiaries: shall refer to the Shareholders, Affiliates, Contractors, Subcontractors, Shippers or Lenders, individually or collectively.

PART II: RIGHTS AND OBLIGATIONS OF THE PARTIES

ARTICLE 3: MUTUAL OBLIGATIONS

     The State and GEOVIC hereby undertake to co-operate in order to perform the purpose of this Convention. Each Party shall be obliged to comply with the commitments, responsibilities and obligations incumbent on it under this Mining Convention, its annexes, and its additional clauses, in accordance with the legislation and regulations in force, with the exception of the specific provisions of this Convention relating to the simplification and alleviation of customs and administrative procedures.

SUB-PART I : RIGHTS AND OBLIGATIONS OF GEOVIC

ARTICLE 4: RIGHT OF ACCESS TO LANDS

     This Convention shall grant to GEOVIC the right to the allotment leasehold of the land needed to perform the purpose of the convention. The land shall be subject to prior classification under the private property of the State, pursuant to the Land Tenure and State Land Law in force and the Mining Code, and under the conditions laid down in Annex IV relating to the allotment leasehold.

ARTICLE 5: OBLIGATION TO PRODUCE FEASIBILITY STUDIES

     The mining permit application file shall include the feasibility study carried out in accordance with Sections 16 and 46 of the Mining Code, and appended as Annex II of this Convention.

ARTICLE 6: OBLIGATION TO COMPLY WITH TECHNICAL AND SAFETY STANDARDS RELATING TO THE MANAGEMENT AND PROTECTION OF THE ENVIRONMENT AND THE POPULATION

     6.1 GEOVIC shall undertake to carry out operations of mining, transportation and storage of Products and Minerals according to the international technical and safety standards prevailing in the mining industry, the Mining Code and Cameroon’s legislation relating to the protection of the environment and the population, on the one hand, and in accordance with the terms laid down in Annex I concerning the “Environmental Impact Study and Management Plan”, approved before hand by the State, on the other.

     6.2 With effect from the Commencement of Operations, GEOVIC shall undertake to furnish the guarantees necessary to ensure the rehabilitation of the site, in accordance with the conditions provided for in the Environmental Management Plan.

     6.3 If Mining operations should at any time whatsoever come to an end, the Parties shall review the status of rehabilitation, in order to determine whether any rehabilitation remains to be done, following the initial programme. Where necessary, the guarantee shall be applied to this end upon mutual agreement of the parties.

     In the event that the guarantee is in the form of a bank account, the balance of the account shall be returned to GEOVIC, once the work has been accepted by the State, according to applicable legislation.

ARTICLE 7: OBLIGATION TO SUBMIT TO ADMINISTRATIVE MONITORING AND TECHNICAL INSPECTIONS

     7.1 During the mining phase, GEOVIC shall be subject to administrative monitoring and technical inspections relating to safety and standards as well as to the protection of the environment and the population provided for by Cameroon legislation.

     7.2 The State shall designate specifically for this purpose three (3) of its agents, be they civil servants or not, to carry out, without negative impact on GEOVIC’s operations, all monitoring and inspection operations, and to witness the trials and tests enumerated below. Such personnel, in this capacity, shall have access to all the works, installations and sites targeted by their inspection. It shall be their mission to verify compliance of GEOVIC’s activities with safety provisions of the regulations, in particular:

(a)	To verify twice yearly the reports established following the inspections carried out by GEOVIC and to initial the registers instituted for such inspections,
(b)

To witness at least once a year, or according to the frequency of the operations if they are carried out at intervals of more than one (1) year, the inspections carried out by GEOVIC or, on behalf of GEOVIC, by third parties chosen by GEOVIC among bodies approved by the State, and competent to carry out the following operations:

—	Inspection of the condition of safety valves and protection systems;
—	Corrosion management;
—	Inspection of tests of fire-fighting equipment;
—	Analysis of effluents;
—	Testing of pressure vessels;
—	Quality assurance;
—	Solid waste management;
—	Other tests and inspections as mutually agreed to by the Parties.

     7.3 Within the framework of administrative monitoring, GEOVIC shall be bound to send to the Minister in charge of mines and geology not later than the fifteenth (15th) of each month a copy of the bills of lading for all shipments of Product during the preceding month.

     7.4 In addition, prior to 31 March of each year, GEOVIC shall provide to the Ministers in charge of mines and geology, industry and the environment, respectively, a progress report for the previous Fiscal Year. Such report shall contain, in particular:

(a)	The quantities and qualities of Products shipped;
(b)	A list of GEOVIC’s personnel by category;
(c)

A list of lost time accidents and significant incidents relating to the protection of the environment, specifying their characteristics as well as the steps taken to prevent a recurrence or to limit the consequences thereof;

(d)	Information on the major works carried out and the measures taken to reinforce safety and the protection of the environment;
(e)	The balance sheet certified by a chartered accountant;

(f)	The state of implementation of the Environmental Management Plan provided for in Article 6 above.

ARTICLE	8. OBLIGATION TO EMPLOY AND TRAIN CAMEROONIAN PERSONNEL

     8.1 Subject to the implementation of the training programme referred to below, GEOVIC shall be free to select and employ personnel irrespective of nationality, and to terminate the employment of such personnel in accordance with the labour legislation in Cameroon.

     However, in cases of equal competence, GEOVIC shall give priority to the recruitment of Cameroonian personnel, and shall undertake to include in its contracts with its Contractors a similar provision, including a requirement that the Contractors shall include a similar provision in their contracts with Subcontractors.

     Within the year following the Commencement of Operations, GEOVIC shall submit to the State a training programme to ensure the professional and technical training of its Cameroonian personnel, in order to allow engineers, managers, technicians, workers and administrative employees access to all positions for which they are qualified.

     8.2 GEOVIC shall undertake not to engage in any discrimination of whatever nature, whether on the basis of race, sex, religion or nationality and shall agree to include in its contracts with its Contractors a similar provision, including a requirement that the Contractor shall include a similar provision in their contracts with Subcontractors.

ARTICLE	9. SOCIAL INFRASTRUCTURE

     Within the framework of its mining, GEOVIC shall undertake to build appropriate housing, medical, educational, sports and recreational facilities for its employees.

     At the request of the State, GEOVIC may place at the disposal of neighbouring establishments or of the public, telecommunications facilities, electric lines, water supply and the health, school, sports and recreational facilities that it has established, provided that use of such facilities shall cause no detriment to GEOVIC.

ARTICLE	10. OTHER INFRASTRUCTURE

     10.1 By this Convention, the Republic of Cameroon hereby grants to GEOVIC the right to:

(a)

Build and use its own roads connecting the Plant Sites, the Mining Sites, the Ancillary Facilities Sites, any social infrastructure facilities or other facilities to existing roads. Furthermore, GEOVIC is entitled to use existing roads in the Republic of Cameroon in accordance with the legislation in force.

(b)

Build and use private railroad spurs connecting the Plant Sites, the Mining Sites, the Ancillary Facilities Sites, any social infrastructure facilities or other facilities to any future railroad lines that may be constructed in the vicinity of such sites and facilities.

(c)

Build, use and improve other infrastructure facilities, notably electric lines, pipelines, drains, channels, river ports, and landing strips for the needs of the Plant Sites, the Mining Sites and the Ancillary Facilities Sites.

     10.2 If any infrastructure other than as provided in this Convention shall be necessary, GEOVIC may request authorization from the Minister in charge of mines and geology, who shall be required to take a decision relative to GEOVIC’s request within a maximum of two (2) months.

     10.3 If the State has not responded to GEOVIC’s request within two (2) months from the date it receives a request for authorization, the Republic of Cameroon shall be deemed to have given its approval.

ARTICLE  11. USE OF EQUIPMENT AND MATERIALS PRODUCED IN CAMEROON AND SERVICES RENDERED BY LOCAL BUSINESSES

     GEOVIC, Contractors and Subcontractors shall be free to choose suppliers, Contractors and Subcontractors, irrespective of their nationality, in order to obtain goods and services of good quality in relation to their activities.

     However, GEOVIC shall give priority to the use of equipment and materials available in Cameroon, as well as to the services of businesses established in the Republic of Cameroon, provided that their services and equipment are comparable to equipment, materials, and services of foreign origin with regard to price, quality, reliability, availability, and delivery terms. GEOVIC shall undertake to include in its contracts with its Contractors a similar provision, including an undertaking on their part that its Contractors shall include a similar provision in their contracts with Subcontractors.

ARTICLE 12: INSURANCE

     12.1 GEOVIC and all Third Party Beneficiaries shall subscribe to any insurance coverage for mining activities in compliance with the Cameroon legislation in force. Within this context, such Persons shall have the right to freely negotiate and agree:

     (a) with insurers of their choice as to (i)  applicable coverage, (ii)  policy wording, (iii)  premiums and other insurance costs, the procedure for paying such costs and the bank accounts and currencies used for such payments, (iv)  claim settlement procedures, and the bank accounts and currencies used for such payments, (v)  conditions of reinsurance, and (vi)  any other insurance terms, provided such insurers are legally established in Cameroon or represented by a duly approved insurance company incorporated in Cameroon.

     (b) with re-insurers of their choice outside Cameroon on all aspects of the reinsurance selected in support of the insurance coverage placed in accordance with this Article, subject to part of the reinsurance being reserved for reinsurance companies incorporated in Cameroon and duly approved in accordance with the Cameroon legislation in force. GEOVIC and the Third Party Beneficiaries shall not be otherwise restricted with respect to (i)  reinsurance coverage, (ii)  the currency or currencies in which such reinsurance coverage is denominated and claims paid, (iii)  reinsurance premiums and other reinsurance costs, (iv)  the currency or currencies in which reinsurance premiums and other reinsurance costs are denominated and paid, (v)  the procedures and bank accounts used for premium payments, claim settlements, or other payments between the Parties relating to reinsurance, (vi) policy wording or language, (vii) any other terms applicable to such reinsurance agreements and the administration of such agreements.

     12.2 Pursuant to Section 3 of the CIMA Code and Article 7(2) of Ordinance No. 85-3 of 31 August 1985, the State hereby gives its consent that GEOVIC and the Third Party Beneficiaries shall be authorised to take out insurance policies denominated in foreign currency.

     12.3 Notwithstanding Article 12.1, GEOVIC and the Third Party Beneficiaries shall be exempted, for activities undertaken under this Convention, from the provisions of Ordinance No. 85-3 of 31 August 1985, relating to the limitation on the transfer of risk and insurance premiums outside Cameroon.

SUB-PART II: COMMITMENTS OF THE STATE

ARTICLE 13: GENERAL GUARANTEES

     13.1 In accordance with the provisions of Section 15 of the Mining Code, the State shall undertake not to introduce any restriction or modification to:

(a)	The free implementation of the Articles of Association of GEOVIC where they are not repugnant to the laws in force in Cameroon,
(b)	GEOVIC’s unlimited right to select its Shareholders,
(c)	The rights attached to shares by virtue of law,
(d)

GEOVIC’s right to select the Persons in charge of the management or control of GEOVIC (President, Board members, General Manager, Financial, Commercial, Administrative and Technical Managers, Auditors (“Commissaires aux Comptes”),

(e)

GEOVIC’s right to decide the means of organizing its operation, especially, the increase and decrease of capital, the distribution or capitalization of profits or reserves, and the use of its assets and all income, the disposition of payments;

(f)	The regime applicable to the relationships between GEOVIC and its Shareholders,
(g)	The freedom of decisions made for technical, administrative, commercial or financial management of GEOVIC, without prejudice to the legislative provisions on the environment,
(h)	The freedom of GEOVIC to hire, promote and fire its personnel, to fix their salaries and other benefits and to fix the number of employees, in accordance with the laws in force,
(i)	The freedom of GEOVIC to import aircraft (planes and helicopters) and telecommunications equipment (for land or satellite communication), in accordance with the laws in force,
(j)	The freedom of GEOVIC to borrow or lend funds in accordance with its Articles of Association.

     13.2 Notwithstanding the provisions of Article 13.1 above, the Republic of Cameroon hereby guarantees to GEOVIC, the Third Party Beneficiaries and to the Persons normally employed by them:

(a)	The freedom of choice of suppliers of goods and providers of services;
(b)

The free choice and free movement of personnel, the issue of visas and work permits to expatriate personnel in accordance with the regulations in force and the provisions relating to public order, and subject to Article 8;

(c)	The grant and renewal of the Mining Titles required for the conduct of the activities of GEOVIC, according to the Mining Code, and the provisions of this Convention;
(d)	The freedom to conduct their affairs in accordance with their criteria for mining, so long as their actions do not contravene applicable laws and regulations of the Republic of Cameroon.

     13.3 The State shall undertake not to object to the decisions of GEOVIC regarding any distribution of its profits in the form of dividends, and insofar as allowed by any Lender, any cash in excess of the routine needs of GEOVIC but which cannot be distributed in the form of dividends to the Shareholders in proportion to their participation in the share capital, in the form of interest-free loans, in reduction of capital or advance reimbursement of Shareholder (or Affiliate) loans or any other method decided on by GEOVIC.

     13.4 The State shall guarantee to GEOVIC, the Contractors, Sub-Contractors, Lenders and Shippers registration on the list of importers and exporters as provided for by applicable regulations.

     13.5 The Republic of Cameroon shall guarantee that it has obtained from the CEMAC Executive Council, in the appropriate form and for the period of validity of this Convention, the approval of the legal, tax, customs, and exchange control regime applicable to the activities undertaken under this Convention.

ARTICLE 14: STABILITY OF LEGAL AND TAX REGIME

14.1 In implementation of Section 99 of the Mining Code, the State hereby guarantees:

(a)	the stability of the rates and bases for assessment of taxes, duties and fees applicable to GEOVIC under this Convention.
(b)	the stability of the legal, tax, customs and exchange control regime as provided for in Article 17 below applicable to the activities undertaken by GEOVIC.

     (c) The stability of the terms and conditions of the present Convention.

14.2 With regard to the activities undertaken under this Convention, the Republic of Cameroon shall not modify the legal, fiscal and customs regimes currently in force in such a way as to adversely affect the rights and obligations of GEOVIC or the Third Party Beneficiaries arising from this Convention and no legislative, regulatory or administrative measure contrary to the provisions of this Convention shall apply to GEOVIC or the Third Party Beneficiaries without GEOVIC’s prior written consent.

14.3 (a) Notwithstanding the terms of Article 14.2 above, if GEOVIC believes that any legislation, regulation, or administrative measure of the State produces an unfavourable effect on the rights and obligations resulting from this Convention, for GEOVIC or the Third Party Beneficiaries, GEOVIC shall have the right to request that such measure not be applied to itself, or to the Third Party Beneficiaries.

     To this end, GEOVIC shall address to the Minister in charge of mines and geology a petition stating the reasons for its opinion. Within two (2) months from the date GEOVIC’s petition is received, the Minister in charge of mines and geology may:

—	either reject GEOVIC’s petition, in which case GEOVIC may resort to arbitration in accordance with the terms of the present Convention,

—	or accept the petition and take the steps necessary to ensure that the measure in question is not applicable to GEOVIC or to the Third Party Beneficiaries.

     (b) The introduction of the procedure provided for in paragraph (a) above shall entail suspension of the application of the measure(s) to GEOVIC and the Third Party Beneficiaries, from the date the measure(s) take(s) effect. The contested measure shall only apply if:

(i)	GEOVIC’s petition shall have been rejected and
(ii)	GEOVIC has not filed a request for arbitration within two (2) months, or
(iii)	an arbitration award shall have confirmed the rejection of the petition.

14.4 The Republic of Cameroon shall undertake no nationalization or expropriation affecting the assets of GEOVIC or the Third Party Beneficiaries.

ARTICLE 15: NON-DISCRIMINATION AND CONFIDENTIALITY

15.1 If during the term of this Convention, a mining company operating in Cameroon benefits from one or more conditions which, taken as a whole, are considered by GEOVIC to be more favourable than those provided for in this Convention, the benefit of such condition or conditions shall apply to GEOVIC at its request.

15.2 The guarantees granted by this Convention to GEOVIC and the Third Party Beneficiaries shall remain valid irrespective of other less favourable conditions applicable to other companies carrying out similar activities even as a result of modifications in Cameroon legislation.

15.3 Any provision of Cameroonian legislation, and any modification, that comes into effect following the date of signature of the present Convention, which are likely to entail more favourable conditions than those provided for in the present Convention shall apply to GEOVIC and the Third Party Beneficiaries as of right.

15.4 The Republic of Cameroon hereby acknowledges that all reports, results of analyses, logs, geophysical data, maps and any other information received from GEOVIC whether by way of inspection or other means constitute “Industrial Secrets”. The State shall guarantee to GEOVIC that neither the Republic of Cameroon nor any of its agents or officials shall communicate such Industrial Secrets to third parties without the prior and written approval of GEOVIC.

     GEOVIC shall be entitled to reparation of the prejudice caused by the non-respect by the State of its commitment not to divulge the Industrial Secrets.

ARTICLE 16: FOREIGN CURRENCY AND BANKING OPERATIONS

16.1 For the purposes of the activities carried out under this Convention, GEOVIC shall have the right to freely carry out the following operations:

(a)	To open, maintain, operate and close bank accounts, including foreign currency bank accounts, both outside and within Cameroon,
(b)

To receive in, keep in and disburse from, such bank accounts funds in foreign currency or local currency, in particular for the payment of dividends, goods and services, interest and principal on loans, repatriation of capital, advances to Shareholders, and taxes,

(c)	To withdraw such funds or to transfer them to another account, whether outside or within Cameroon,
(d)

To convert such funds from foreign currency into local currency, from local currency into foreign currency, and from one foreign currency to any other foreign currency, all at rates applicable to general commercial transactions,

(e)	To repatriate invested capital and transfer profits, subject to respect of the legislation in force.

     The rights provided for in this Article shall also extend to the Third Party Beneficiaries acting within the scope of this Convention. Such Third Party Beneficiaries shall be subject to the rules of applicable ordinary law regarding exchange control. Any Lender may freely transfer abroad all proceeds from foreclosures on secured interests.

     16.2 GEOVIC shall, at the beginning of each Fiscal Year, submit to the Republic of Cameroon an estimate of its foreign currency needs in exchange for local currency, indicating, however, the use intended for such currency.

     16.3 Without prejudice to the rights granted by this Article, GEOVIC shall comply with administrative formalities relating to the exchange regulations applicable in Cameroon for general commercial transactions.

     16.4 In the event of any changes in the present monetary system of the Republic of Cameroon, the State shall guarantee maintenance of the rights created under this Article in favour of GEOVIC, the Third Party Beneficiaries, Lenders, and Persons engaged in the marketing of the Product, as well as for regular employees of GEOVIC.

PART III: LEGAL AND TAX PROVISIONS

ARTICLE 17: LEGAL, TAX, CUSTOMS AND EXCHANGE CONTROL REGIME

     17.1. The legal, tax, customs and exchange control regime applicable to activities undertaken under this Convention is defined by the following instruments, with respect to those of their provisions which are not contrary to, or inconsistent with, the provisions of this Convention:

a)	Act of the Organisation for the Harmonisation of Business Law in Africa (OHADA);
b)	Regulation No. 2/00/CEMAC/UMAC/CM to harmonise exchange in member States of CEMAC;
c)	the Customs Code in force;
d)	the General Tax Code as applicable on the date of entry into force of this Convention;
e)	all Finance Laws as applicable on the date of entry into force of this Convention;
g)	Law No. 63/4 of 19 June 1963 to implement the regulations of the Franc Zone throughout the territory of the Republic of Cameroon;
h)	the Mining Code in force;
i)	Law No. 2002/4 of 19 April 2002: the Investment Charter of the Republic of Cameroon;
j)

Law No. 67/LF/22 of 12 June 1967 relating to the financial relations between Cameroon and foreign countries; k) Law No 95/14 of 8 August 1995, to establish the form of accounts kept in US Dollars (US $);

     17.2 GEOVIC shall benefit from the privileges of the Regime for Strategic Enterprises as defined in the Investments Code under the conditions provided for in Section 43 of Law No. 2002/4 of 19 April 2002: the Investment Charter for the Republic of Cameroon.

     17.3 GEOVIC shall benefit from alleviation of customs operations, by systematic application, on the basis of a duly reasoned request, of simplified procedures such as removal of goods before payment of duty and waiver of monitoring of import inspections (nothing-to-declare lane), of on-site visits and of the creation of a customs office at the entrance of the mining complex, or of any other procedure provided for by applicable regulation.

     17.4 Furthermore, all laws of the Republic of Cameroon that are not contrary to, or incompatible with the provisions of the present Convention, shall apply to the activities undertaken under this Convention.

     17.5 GEOVIC shall pay an Ad Valorem Tax on the basis of the market value of the Minerals in accordance with the Finance Law and the Mining Code.

     17.6 (a) Non-resident GEOVIC expatriate personnel originating from a country that has no bilateral income tax convention with the Republic of Cameroon who are present in Cameroon for a total of less than one hundred and eighty (180) days during a given Fiscal Year may elect to be taxed on a prorata temporis basis.

     (b) The terms of any applicable bilateral income tax convention shall apply to taxation of the income of non-resident expatriate personnel originating from a country that has entered into such a bilateral convention with the Republic of Cameroon.

ARTICLE  18. MINING TITLES

     Within fifteen (15) days following signature of this Convention, the Minister in charge of mines and geology shall commence the procedure for delivery of the Mining Permit, which shall be granted to GEOVIC within not less than ninety (90) days.

ARTICLE  19. MODE OF PAYMENT OF FIXED FEES AND ROYALTIES

     The conditions according to which GEOVIC shall pay the fixed fees and royalties provided for in the Mining Code shall be those established by regulation.

ARTICLE  20. ACCOUNTING PROVISIONS

     20.1 GEOVIC’s accounting shall be kept in accordance with the provisions of General Tax Code, this Convention as well as the OHADA Accounting Plan standards.

     GEOVIC shall be authorized to use the Dollar to keep its accounts, to carry out all related accounting operations and to denominate its share capital in such currency.

     20.2 The exchange rate to be applied for conversion of operations carried out in a currency other than the Dollar shall be the rate published under the heading “exchange cross rates” in the London Financial Times, in effect on the day of the operation. If the currency is not listed in the “exchange cross rates”, or, if the London Financial Times is unavailable, exchange rates taken from another internationally recognized source published in London or New York, shall be used. If no published rate can be obtained, the rate to be applied shall be the mathematical average of the exchange rates of each business day for the month in question for which the rate is available from any of the sources referred to in this Article 20.2.

PART IV: MISCELLANEOUS AND FINAL PROVISIONS

ARTICLE  21. TERM OF THE CONVENTION

     21.1 This Convention shall take effect from the date of its signature, and remain in force for an initial period of twenty-five (25) years from the Commencement of Operations. It shall be renewable by mutual agreement, following a request for renewal duly made, at the latest 2 (two) years before the expiry of the initial period.

     21.2 Notwithstanding Article 21.1 above, this Convention may be terminated prior to its term only in the following three (3) cases:

(a)	By agreement of the Parties
(b)	By GEOVIC’s renunciation in accordance with the non-renewal clauses, and the clauses concerning the termination of operations below; or
(c)	By the State in accordance with the conditions for withdrawal, renunciation or invalidity of this Convention.

ARTICLE  22. SCOPE OF THE CONVENTION .

      22.1 This Convention shall apply principally to GEOVIC, and to any Person to which GEOVIC may assign all or part of the rights and obligations granted to it under the conditions of this Convention

      22.2 The Shareholders, the Affiliates, the Contractors, the Sub-Contractors, the Shippers and Lenders and other Third Party Beneficiaries shall benefit from the rights and guarantees granted to them, respectively, under this Convention, with respect to activities related to the mining and processing of the Minerals and to production of the Product in Cameroon.

     22.3 The suspension of rights and benefits granted to GEOVIC by this Convention, in application of the terms hereof, shall as of right entail suspension under the same conditions of the extension to the Third Party Beneficiaries of the same rights and benefits.

ARTICLE  23. APPLICABLE STANDARDS

     The mining standards applicable under this Convention shall be World Bank standards, or, standards that can be demonstrated as generally applicable in the international mining industry, or if none, the standards established by applicable legislation in Cameroon.

ARTICLE  24. ASSIGNMENT AND TRANSFER OF RIGHTS – SUBSTITUTION OF LENDERS

     24.1 The rights and obligations resulting from this Convention may be assigned, including by way of security, pledged or transferred, in whole or in part, by GEOVIC to any Lender or other creditor, as well as to its successors and assignees. Any assignment, realization of a pledge or transfer of rights arising under this Convention shall automatically entail, unless otherwise provided by the assignment, pledge or transfer deed, the transfer of constructions, structures and facilities of any kind belonging to GEOVIC as well as of the benefit of the granting of rights of access to lands as defined in the Mining Code, and the terms of the present Convention. Except for constructions, structures and facilities of any kind belonging to GEOVIC which may not be the object of a mortgage or other security, nor of any attachment or legal process, GEOVIC may grant any security, including transfer by way of security, over its other property or assets, including its goodwill, its intellectual property rights and its bank accounts. A pledge of the goodwill shall include, unless otherwise provided by the pledge deed, the rights resulting from this Convention when such pledge is granted for the benefit of the Lender. Any pledge or assignment made by way of security for several creditors may be granted to one of them or to a representative or fiduciary for the common account of all the creditors in question. GEOVIC must notify the Minister in charge of mines and geology, for information purposes only, of any transfer of the rights granted by this Convention, or any pledge of GEOVIC shares, resulting from an assignment by way of security or from the realization of a security for the benefit of a Lender.

     24.2 The State hereby agrees that a Lender or GEOVIC may substitute a Substituted Entity for GEOVIC.

     With effect from the date of entry into force of such substitution, the Substituted Entity shall benefit from all the rights and shall assume all the obligations conferred on GEOVIC by this Convention. However and notwithstanding the foregoing, no Substituted Entity shall have the right to agree to amendments or modifications of this Convention.

     Such substitutions shall entail the vesting in the Substituted Entity of the said rights and obligations as well as GEOVIC’s rights in constructions, structures and facilities of any kind and the benefit of enjoyment of the rights of access to the lands, notwithstanding any act or ruling of third parties to the contrary, in particular in the event of bankruptcy or court liquidation of GEOVIC.

     When the principal, interest and all other amounts due by GEOVIC under its contracts with the Lender shall have been paid to the Lender, or at the election of GEOVIC if it has named a Substituted Entity, the substitution referred to in this Article shall terminate and GEOVIC shall resume its rights and obligations conferred by the present Convention.

     The conditions and implementation terms of the substitution shall be defined by and between the Parties and the Lender, as the case may be. The Parties shall notify the Minister in charge of mines and geology of any such substitution within thirty (30) days of agreement to the terms of the substitution.

     24.3 The notarising of all deeds relating to security, assignment or transfer, or other loan documents related to activities undertaken under this Convention shall be exempt from the special tariffs defined in the Tariff Table appended to Decree No. 95/38 of 28 February 1995 setting tariffs for authenticated deeds. All legalization shall be subject to charges and fees to be fixed by amicable agreement between the notary public and the signatories of the said deeds.

ARTICLE	25. SUSPENSION OF RIGHTS AND BENEFITS GRANTED BY THE CONVENTION — WITHDRAWAL OF MINING PERMIT- TERMINATION AND INVALIDITY OF THE CONVENTION

     25.1 OPPORTUNITY TO CURE DEFICIENCIES

     Whenever the Republic of Cameroon determines that performance by GEOVIC of any of its obligations under this Convention is insufficient, the Republic of Cameroon shall provide written notice of the insufficiency, with a statement of the reasons therefor, and indication of the time period within which GEOVIC is expected to remedy such insufficiency, unless a specific time period is stated in this Convention for such opportunity to remedy deficiencies. In any case, GEOVIC shall be allowed a reasonably sufficient time under the circumstances to comply.

     25.2 The State may, in the following cases, suspend the rights and benefits granted to GEOVIC by this Convention. Consequently, the State may then withdraw the Mining Permit, and terminate this Convention under the conditions provided for in Article 27:

a)	non-payment within the deadline of all taxes, duties, royalties and fees after a formal notice in accordance with the General Tax Code and under the conditions laid down in this Convention,

b)	non- respect of the clauses concerning environmental management.

      25.3 Suspension of rights and benefits may only occur after notification of an official statement in lieu of formal warning. Such suspension may take effect no sooner than forty-five (45) days after notice to GEOVIC.

     25.4 If a dispute relative to suspension is submitted to arbitration, such suspension shall be stayed temporarily during the arbitration proceedings. If the dispute relates to amounts due as Ad Valorem Tax, or an element of computation of such tax, GEOVIC shall pay the uncontested portion. This suspension shall not be stayed if GEOVIC fails to pay such uncontested amount, at least sixty (60) days after notice without cure.

     25.5 If the issue that motivated the suspension of the Mining Permit has not been cured after thirty (30) days, and an arbitration procedure has not been commenced, GEOVIC shall be considered as not having performed its obligations under the rights conferred by the Mining Permit, which shall be withdrawn, and the present Convention terminated.

     25.6 Any notice of default given pursuant to this Article shall be cancelled immediately, and any suspension that has taken effect shall be lifted, when the default has been cured and any applicable penalties paid.

     25.7 When, pursuant to Article 25.2, the State notes a case of violation and the default has not been cured in the time periods provided for above, the rights and benefits referred to in Article 25.2 shall be suspended for a period of no more than one hundred eighty (180) days from the notification of such action to GEOVIC. Such suspension of rights and benefits shall terminate prior to the expiry of the one hundred eighty (180) day period if the State takes note that the default has been cured and that, where applicable, penalties provided for in the present Convention have been paid. During the period of suspension of rights and benefits, activities undertaken under this Convention shall proceed in accordance with its terms, and with the legislation in force.

     25.8 If, at the expiry of the suspension period, either (a) the dispute has not been resolved by arbitration, or (b) the default(s) has(have) not been cured and penalties provided for by this Convention have not been paid, the Mining Permit may be withdrawn and this Convention terminated, with effect from the date of notification of such termination to GEOVIC by the State.

     25.9 Suspension of the rights and benefits as well as withdrawal of the Mining Permit, and, if applicable, termination of this Convention, shall not release the Parties from their legal and contractual obligations accrued as of the effective date of such measure.

ARTICLE	26. RENUNCIATION OF THE MINING PERMIT – NON-RENEWAL OF THE CONVENTION – END OF MINING

     GEOVIC may, before or at the expiry of the term of the Mining Permit, renounce the operation of all or part of the said Permit. In the event of a renunciation before the Commencement of Operations, GEOVIC shall inform the Minister in charge of mines and geology, without any prior notice being required.

     In the event of a renunciation after the Commencement of Operations, GEOVIC shall specify the effective date of its renunciation, which shall not be less than twelve (12) months from the date of notice as to a portion of the Mining Permit, and twenty-four (24) months for the entire Permit, from the date of notice. In addition, for information purposes, GEOVIC shall give the Republic of Cameroon the reasons for such renunciation and shall stop mining works and rehabilitate the Mining Sites, pursuant to the specifications and the Environmental Management Plan.

     Within two (2) months from the notice, the Minister in charge of mines and geology shall officially acknowledge GEOVIC’s decision. If the renunciation bears on a portion of the Mining Permit only, the Minister in charge of mines and geology shall indicate the State’s position as to acceptance of the conditions for renunciation, within two (2) months. This time period shall be extended to six (6) months if the renunciation bears on the entire Mining Permit.

     The renunciation shall not become effective until after the Republic of Cameroon and GEOVIC have jointly signed a memorandum in which the Republic of Cameroon and GEOVIC shall acknowledge that the terms of withdrawal defined herein have been complied with.

     The renunciation shall be confirmed by decree. The decree shall recall the terms of the decree granting the Mining Permit and the decree granting allotment leaseholds. It shall discharge GEOVIC from its undertakings under the present Convention, as of the date of signature. However, if for any reason whatsoever the decree is not published within thirty (30) days following signature of the memorandum referred to above, GEOVIC shall be deemed to have been released from the said undertakings.

ARTICLE	27. RIGHTS AND OBLIGATIONS AT THE END OF THE CONVENTION

     At the end of the Convention, whether at its expiry, or by virtue of its invalidity as defined herein:

(a)	GEOVIC shall be bound to implement and complete work pursuant to the Environmental Management Plan;
(b)

GEOVIC, its Contractors and Subcontractors shall dispose of all equipment and materials situated anywhere within any Mining Site. GEOVIC, its Contractors and Subcontractors shall be entitled to export all such materials under conditions laid down by the legislation in force;

(c)	The social infrastructure created by GEOVIC shall become the property of the State;
(d)

Expatriate employees residing in the Republic of Cameroon for the purpose of employment with GEOVIC, its Contractors and Subcontractors, shall be entitled to export all personal belongings free of export taxes or duties. The Republic of Cameroon shall grant promptly all tax exemptions or other exit documents required to expedite the departure of the said expatriate employees;

(e)

Neither Party shall be entitled to any compensation or damages by reason of the end of the Convention, except in the case of a violation of the provisions of Article 15.4 against revealing Industrial Secrets.

ARTICLE 28: FORCE MAJEURE

     28.1. The intention of the parties is that the term “Force majeure” shall receive the interpretation which is the most compliant with the principles and usage of international law.

     28.2. According to this convention, force majeure shall refer to, but not be limited to, all events beyond the control of a party and which prevent it from fulfilling its obligations, such as, earthquakes and natural disasters, riots, insurrections, civil strife, acts of war or conditions caused by war.

     Notwithstanding the foregoing, it shall be expressly outlined that force majeure shall be understood as all events beyond the control of GEOVIC and likely to impede either the construction or the development of its mining or plant sites, or the production, transportation or marketing of its products.

     However, the technical and commercial hazards of the company, as well as the general economic situation, may not be considered as cases of force majeure.

     28.3. The Party that cannot comply with its obligations due to a Force Majeure event shall notify the other Party and shall provide all the details on the Force Majeure event. In all cases, the Party that is the victim of a Force Majeure event shall take all appropriate steps in order to perform the obligations affected by the Force Majeure event.

     A Force Majeure event affecting Contractors and Subcontractors shall be considered as a Force Majeure event affecting GEOVIC insofar as this Force Majeure event affects GEOVIC’s activities in Cameroon.

     28.4. If, in case of Force Majeure, performance of any of the obligations provided for in this Convention is suspended, the period of suspension of the obligation and the time necessary for the Party that is the victim of the Force Majeure event to repair the damages caused by the Force Majeure event, as well as the damages caused during this period of suspension, shall be added to any time period provided by this Convention for the performance of such an obligation, and any other time period in this Convention shall be extended by an equal amount of time.

ARTICLE 29: SETTLEMENT OF DISPUTES

     29.1 The Parties shall agree that any dispute arising between the State and GEOVIC from this Convention, including its validity, shall be the subject of attempts at amicable settlement.

     In the event of failure to reach an amicable settlement, such disputes shall be settled following the arbitration procedure set forth in this article.

     29.2 Any dispute as to interpretation as between the English and French versions, shall be resolved pursuant to this article. However, if the parties agree that the dispute does not warrant application of the full arbitration procedure, they shall designate a neutral bilingual third party who is knowledgeable in the application of international contracts generally. The decision of the party so designated as to the proper interpretation of the disputed clauses shall be binding on the parties.

     If the parties cannot agree on the third party to be designated, they shall agree to submit an application to the International Chamber of Commerce, for the designation of such third party. The parties shall agree to accept the party so designated.

     29.3. Except as specifically stated elsewhere in this Convention, all disputes arising in connection with this Convention shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”) by three arbitrators appointed in accordance with the said Rules (the “Rules”).

     The Parties shall agree that any arbitration under this arbitration provision shall be an international arbitration subject to the New York Convention on the Recognition and Enforcement of Foreign Arbitration Awards of 1958.

     An arbitration tribunal constituted in accordance with this Convention shall be composed of three (3) arbitrators selected as indicated below. The arbitrators shall have the powers of compounders.

     29.4. If a Party is of the opinion that a dispute will not be resolved amicably, it shall notify the other Party of its decision to resort to arbitration by means of a Request for Arbitration, notified to the other party in accordance with conditions laid down in this Convention and communicated to the ICC. The Request for Arbitration shall be drafted in accordance with the Rules, and shall indicate the name, qualifications and domicile of the Claimant’s selected arbitrator.

     The Defendant shall file its Answer with the ICC and shall notify it to the Claimant within thirty (30) days of the Defendant’s receipt of the Request for Arbitration. The Answer shall designate the Defendant’s choice of arbitrator, indicating the arbitrator’s name, qualifications and domicile.

     The two designated arbitrators shall designate the third arbitrator within thirty (30) days of the receipt by the Claimant of the Defendant’s Answer. They shall jointly communicate the name, qualifications and domicile of the third arbitrator to the ICC.

     Failure to designate within a deadline of thirty(30) days with effect from the date of designation of an arbitrator by either of the parties, or if the two designated arbitrators fail to designate a third arbitrator, as provided above, the unnamed arbitrator(s) shall be appointed by the ICC.

     29.5. The Parties shall agree to pay advances and costs of arbitration as provided for in the Rules. The Award shall allocate final responsibility for costs and fees of the arbitration.

     29.6. The Parties’ obligations arising from this Convention shall remain in force and the Parties shall not be released therefrom during the course of any arbitration proceeding, provided, however, that the commencement of an arbitration procedure shall suspend execution of the disputed measure during the course of such arbitration, unless the designated arbitrators decide otherwise, at the request of one of the Parties, and as a measure to prevent significant economic loss to either Party or to third parties, to protect the environment, or for any reason justifying emergency measures.

     29.7. The award rendered by the arbitration tribunal shall be final and irrevocable. It shall be binding on the Parties and shall be enforceable in accordance with ICC Rules and applicable laws in the Republic of Cameroon. The Parties shall renounce, formally and without reservation, any right to challenge said award, to oppose its execution by any means or to resort to any other jurisdiction whatsoever for resolution of the same dispute or any part of it. The Republic of Cameroon, within the context of arbitration, hereby waives its right to invoke immunity from execution of the arbitration award and, if necessary, from any judgment for enforcement of the arbitration award.

     29.8. If an arbitration award orders one of the Parties to pay sums of money to the other Party, the Parties shall undertake to agree on the terms of payment of such amounts within thirty (30) days from the date of notification of the award. The arbitration tribunal shall not close its proceedings until the earlier of (i) thirty (30) days after notification of the award, or (ii) receipt from either Party of a request that the arbitrators decide a schedule for payment of any award, as an adjunct to the award, and in aid of enforcement of its award on the merits.

     If the negotiations fail, if no request is made to the arbitrators for the scheduling of payments, or if an award is not satisfied in full, pursuant to an agreement of the Parties or in accordance with an award in aid of enforcement, the Parties agree that the Party in whose favour the award on the merits has been made shall be entitled to set off all or any part of the award against any amounts owing by that Party to the other Party, including but not limited to any award in favour of the other Party by the arbitration tribunal, any taxes or fees, including but not limited to Ad Valorem Taxes owed by GEOVIC to the State, or any amounts owed by the State to GEOVIC. Neither the rate of the Ad Valorem Tax, nor the obligation of GEOVIC to pay such tax shall be affected by such setoff rights, and GEOVIC shall continue to file declarations of the Ad Valorem Tax, claiming any setoff.

     Where no setoffs are available, the Party against which an award has been rendered shall make quarterly payments on the award amounting to a minimum of twenty-five percent (25%) of the amount of the award, until the award is paid in full.

     If after 12(twelve) months of the award on the merits, said award has not been paid in full, if either of the Parties has breached its agreement on the schedule to pay the award, or if the arbitrators’ award as to payment terms has not been complied with, the Parties shall be entitled to pursue the enforcement of the arbitration award by any other means which are legal in the jurisdiction where enforcement is sought, without restriction.

     The provisions of this Article shall be enforceable in any case where an arbitration award establishes that, in breach of the provisions of this Convention in respect of the stability of the legal and tax regime, a legislative, administrative or regulatory measure entailing a payment to the State was enforced against Third Party Beneficiaries, to the extent GEOVIC is contractually bound to reimburse such payment to such Persons.

     The Parties may agree that this Article shall apply to the payment of sums of money required from either Party as a result of the amicable settlement of a dispute.

     29.9. In the event of a dispute between the State and any Third Party Beneficiary arising out of this Convention, these provisions shall be applicable under the following conditions: the State accepts the terms of this article pursuant to its obligations under this Convention. A Third Party Beneficiary shall be deemed to have ratified this article when it i) initiates arbitration by filing a Request for Arbitration or ii) agrees to arbitration by filing an Answer to a demand.

ARTICLE 30: PLACE AND LANGUAGE OF ARBITRATION

     The arbitration shall be conducted in English or in French, or in both languages, and shall take place in Paris, France. The arbitrators selected shall decide any questions as to use of language during the proceedings, on the basis of fairness to the Parties and in the interest of promoting the efficiency of the proceedings.

ARTICLE 31: APPLICABLE LAW

     Cameroon law, the terms and conditions of this Convention, the general principles of international law and common practices widely used in the international mining industry shall govern this Convention. In case of conflict among these, common practices which can be established as being widely used in the international mining industry shall take precedence.

ARTICLE 32: ENTIRE AGREEMENT

     This Convention shall set forth the entire understanding of the Parties thereto and shall supersede any and all prior agreements, arrangements and understandings relating to the subject matter hereof. The Parties shall declare that no representation, promise, or statement of intent made by either Party has been left out of this Convention. However, no Party shall be bound by or be liable for any alleged representation, promise, or statement of intent not embodied or incorporated herein unless same shall have been made contemporaneously herewith and put in writing and signed by both Parties.

ARTICLE 33: NON-WAIVER

     The failure of either Party to insist upon strict performance by the other Party of the terms and conditions of this Convention, or its failure to take the necessary measures at its disposal to ensure their performance shall not be considered as a waiver of any of its rights granted by this Convention. Each Party shall be under obligation to observe the covenants, responsibilities, and duties imposed upon it by the terms of this Convention and its riders. The Parties shall be bound to perform in strict accordance with the terms hereof, despite the possible inaction of any of the Parties.

ARTICLE 34: SEVERABILITY

     Each and every guarantee, undertaking and agreement contained in this Convention is, and shall be construed to be, a separate and independent guarantee, undertaking and agreement. If any term or provision of this Convention or the application thereof to any Party or in any circumstance shall to any extent be declared invalid and/or unenforceable by an arbitrator or by a court of competent jurisdiction, the remainder of this Convention, or the application of such term or provision to Parties or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.

ARTICLE 35: NOTICES

     All notices and other communication required by this Convention, or any notices which the Parties may give to each other shall be written in English or in French and shall be considered as having been validly given when they are delivered in person to and signed for by a representative of the recipient Party duly designated for this purpose, or sent by registered mail with acknowledgement of receipt, telegram, cable, facsimile or telex, or by any other electronic means after prior agreement of the Parties, to the address of the recipient Party as indicated below or to any other addresses of which either of the Parties may notify the other Party in writing.

     A Party shall not give notice by facsimile or by electronic transmission without the prior agreement of the other Party. If notice is given by facsimile, the effective date of notice shall be the date of receipt of the facsimile.

Addresses:

REPUBLIC OF CAMEROON
c/o The Minister in charge of mines and geology
- Telex 8504 KN
Yaounde, Republic of Cameroon
Telephone: + 237 222 17 23
Facsimile: + 237 222 17 23

GEOVIC CAMEROON S.A
Attention : The General Manager
Boulevard de la République du Cameroun
Douala, Republic of Cameroon
Telephone: +237 340.75.35
Facsimile : +237 340.90.49

With copies to:

William A. Buckovic, President
Geovic Ltd.
743 Horizon Ct., Suite 300A
Grand Junction, CO 81506
USA
Telephone: +1 (970) 256-9681
Facsimile: +1 (970) 256-9241

And to:

Pierre Christian NSEGBE
Advocate of the Cameroon Bar
P.0. Box 7619
Nlongkak, opposite “Pharmacie des Lumières”
Yaounde
Telephone: +237 221 00 85
Cell phones: +237 770 95 10
                      +237 954 32 39
Facsimile: + 237 221 00 85

ARTICLE 36: MODIFICATION

     This Convention shall be modified, and shall be subject to any riders following the written agreement of the Parties duly signed by their duly authorised agents.

ARTICLE 37: SIGNATURES

     This Convention shall be signed in four (4) originals in English and four (4) originals in French, both versions being equally enforceable and authentic.

     Done in Yaounde, Republic of Cameroon, on July 31, 2002.

GEOVIC CAMEROON S.A	REPUBLIC OF CAMEROON
__________________________________________	__________________________________________
BY:	BY:

Original document initialled, signed and stamped by William A. Buckovic, President for Geovic Cameroon S.A. and Jacques Yves Mbelle Ndob, Ministry of Mines, Water, and Power for the Republic of Cameroon on July 31, 2002. Appendices available via public record in Cameroon.